UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2009
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27597	52-2137343
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

400 Minuteman Road
Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On June 23, 2009, NaviSite, Inc. (the “Company”) received a letter from The Nasdaq Stock Market stating that the Company has regained compliance with NASDAQ listing rules. The letter confirms that the Company has demonstrated a market value of listed securities over the required minimum of $35 million for 10 consecutive trading days for continued listing on The NASDAQ Capital Market under Listing Rule 5550(b) (formerly known as Nasdaq Marketplace Rule 4310(c)(3)), and that the Nasdaq Hearings Panel has determined to continue the listing of the Company’s securities on The Nasdaq Stock Market.
The Company previously announced that its plan to regain compliance with the listing rules through execution of a strategic plan included the potential divestiture of colocation assets, a reduction of its overall debt burden, and an increased focus on the core managed hosting, application management and enterprise cloud solutions. The Company continues to pursue this strategic plan in order to improve the Company’s balance sheet by reducing its debt obligations and to focus on its core businesses, although its completion is no longer required in order for the Company to comply with the NASDAQ continued listing rules.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NaviSite, Inc.
Date: June 23, 2009

By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer